Collarini Associates 3100 Wilcrest Drive, Suite 140 Houston, Texas 77042 Tel. (832) 251-0160 Fax (832) 251-0157 www.collarini.com

October 18, 2011

Ms. Monnie Greer
Tchefuncte Natural Resources
225 Columbia Street
Covington, Louisiana 70433

Dear Ms. Greer:

In accordance with your request, we have estimated the proved, probable, and possible reserves and future revenue, as of April 1, 2011, to the interest of Tchefuncte Natural Resources in and related to the Lake Hermitage Field, located in Plaquemines Parish, Louisiana. The estimate of proved reserves and the future revenue therefrom conform to all standards and definitions promulgated in Section 210.4–10 of Regulation S – X issued by the Securities and Exchange Commission in November 1988 and amended in December 2008. Estimates of probable and possible reserves and the future revenue therefrom are optional by Regulation S - X, and are included herein at your request. It is estimated these volumes represent 31 percent of Tchefuncte's total proved reserves.

As presented in the accompanying detailed projections by reservoir and by reserve category, we estimate the net reserves and future net income to the Tchefuncte Natural Resources interest, as of April 1, 2011, to be:

	Net Remaining Reserves		Future Net Income (M$)
Reserve	Oil	Gas		Present
Category	(MBO)	(MMCF)	Undiscounted	Worth at 10%
Proved
Producing	91	183	6,209	5,203
Shut-in	0	129	227	196
Behind Pipe	159	1,183	12,675	10,178
P&A	0	0	-2,557	-1,212
Total Proved	250	1,496	16,555	14,366

Probable*
Incremental Producing	5	210	1,159	1,026
Behind Pipe	2	1	132	124
Undeveloped	335	423	18,270	9,340
P&A	0	0	0	555
Total Probable	341	634	19,562	11,044

*	Probable reserves have not been discounted for the risk associated with future recovery. See reserve definitions following this letter.

Tchefuncte Natural Resources
October 18, 2011
Page Two

Oil volumes are generally expressed in thousands of stock tank barrels (MBO), where one barrel is equivalent to 42 United States gallons. Gas volumes are expressed in millions of standard cubic feet (MMCF) at 60 degrees Fahrenheit and the contract pressure base.

Net sales, as defined in this report, are before deducting production taxes. Net income is after deducting these taxes, and after deducting future capital costs and operating expenses, but before consideration of federal income taxes. The future net income has also been shown discounted at ten percent to determine its present worth as required by Regulation S - X. This present worth is included to indicate a standard measure and is not intended to represent the market value of the property. Our estimates of future cash flows include estimates of all costs required to recover reserves.

Reserves in this report were estimated using all applicable engineering and geological data available such as, but not limited to, historic production volumes, initial flow test information, flowing tubing pressures, shut-in tubing pressures, bottomhole pressures, repeat formation test data, pressure-volume-temperature fluid analysis, geological well logs, sidewall core analysis, and whole core analysis at the time the report was conducted.

The reserve volumes and their respective classifications and categorizations were estimated by performance methods, volumetric methods, analogy, or combination of methods. Performance methods generally included decline-curve analysis and material balance analysis where representative data was available. Volumetric estimates generally included a combination of geological and engineering interpretations, while analogy methods included reserve estimates from historical performance of similar wells and reservoirs in the field or nearby fields.

Proved reserve classifications were determined based on the “reasonable certainty” of recovering the estimated volumes or more. The proved reserve categorizations were based on the stage of maturity and development of the respective proved reserves.

Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.

Based on gross oil equivalent barrels, approximately 100 percent of Tchefuncte's proved reserves are located in the North America, United States, South Louisiana. Tchefuncte's proved reserves are approximately 100 percent.

Tchefuncte's South Louisiana proved developed reserves are approximately 25 percent proved producing and 75 percent proved non-producing. The proved producing reserves were estimated by 100 percent performance methods. Proved non-producing reserves were estimated by 93 percent volumetric methods and 7 percent performance. These estimates are based on gross oil equivalent barrels that Tchefuncte holds an interest in.

A detailed description of methodology used in estimating reserves for each well and reservoir in each field is tabulated in the respective field section under “Reserve Summary” included in the detailed report.

Tchefuncte Natural Resources
October 18, 2011
Page Three

Hydrocarbon prices used in this report are based on SEC price parameters using the average prices received on the first of each month during the four-month period prior to the ending date of the period covered in this report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period. The product prices used to determine future gross revenue for each field were determined by applying benchmark pricing as describe above then adjusted by “differentials” only to the extent provided by SEC guidelines. These “differentials” generally adjust the benchmark prices on a field by field basis to account for product quality, transportation, and marketing. The “differentials” were provided to Collarini Associates in detail from Tchefuncte. Collarini accepted the “differentials” as factual data and did not confirm the accuracy of these adjustments. The following table summarizes by major geographic region the “average benchmark prices” and the “average realized price” after the appropriate “differentials” were applied.

		Price	Avg Benchmark	Avg Realized
Geographic Region	Product	Reference	Price	Price
North America
United States
South Louisiana	Oil/ Condensate	WTI Cushing	$95.91/Bbl	$94.46/Bbl
	Gas	Henry Hub	$4.09/MMBtu	$4.00/MCF

Future development costs included in this report were provided to Collarini Associates by Tchefuncte and accepted as factual data. Collarini Associates reviewed, for reasonableness, the estimated future development cost, plug and abandonment cost, and their respective timing for each well, reservoir, and field. Collarini did not; however, confirm the accuracy of these expenditures. These costs are tabulated in the respective field section under “Forecast of Expenditures” included in the detailed report. These costs are held constant and not escalated.

Operating costs are based on actual expenses, as provided by Tchefuncte Natural Resources. Collarini did not confirm the accuracy of these expenses. These current expenses are held constant through the life of the property. These costs include processing fees where applicable. Estimated lease fuel-gas usage has been included as a reduction to produced volume in the cash flow forecast.

Collarini Associates utilized all data, appropriate methods, and procedures deemed necessary to conduct and finalize this report to conform to all standards and definitions promulgated in Section 210.4-10 of regulation S–X issued by the Securities and Exchange Commission in November 1988 and amended in December 2008.

The reserves presented in this report are estimates only and should not be construed as being exact quantities. They may or may not be recovered, and if recovered, the revenues, costs, and expenses therefrom may be more or less than the estimated amounts. Because of governmental policies, uncertainties of supply and demand, and international politics, the actual sales rates and the prices actually received for the reserves, as well as the costs of recovery, may vary from those assumptions included in this report. Also, estimates of reserves may increase or decrease as a result of future operational decisions, mechanical problems, and the price of oil and gas.

All reserve estimates have been performed in accordance with sound engineering principles and generally accepted industry practice. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering data, and all conclusions represent only informed professional judgments.

Tchefuncte Natural Resources
October 18, 2011
Page Four

The titles to the properties have not been examined by Collarini Associates, nor has the actual degree or type of interest owned been independently confirmed. The data used in our estimates were obtained from Tchefuncte Natural Resources and from sources which provide publicly accessible data and are considered accurate.

A detailed environmental and mechanical inspection of the properties was not made by Collarini Associates. A visual inspection of the properties themselves was not considered necessary for the purpose of this report. No assessment of compliance with environmental regulations or future liability for site remediation was made. We are independent consultants; we do not own any interest in this property and are not employed contingent upon the value of this property. All engineering calculations and basic data used in the analysis are maintained on file in our office and are available for review.

Very truly yours,
COLLARINI ASSOCIATES

Mitch Reece, P.E.
President
LDP/dbc

Collarini Engineering Inc.
Texas Board of Professional Engineers Registration F-5660